EXHIBIT 99.4

CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 9, 2005, to the Board of Directors of Western Wireless Corporation (“Western Wireless”) as Annex C to the Proxy Statement/Prospectus of ALLTEL Corporation (“ALLTEL”) relating to the merger of Western Wireless with and into a wholly-owned subsidiary of ALLTEL and the description therein of such opinion and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary – Opinion of Financial Advisor to Western Wireless,” “The Merger – Background of the Merger,” “The Merger – Recommendation of the Western Wireless Board; Western Wireless’ Reasons for the Merger” and “The Merger – Opinion of Financial Advisor to Western Wireless” in the Proxy Statement/Prospectus of ALLTEL, which forms a part of this Amendment No. 3 to Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.
By:	/s/ Louis P. Friedman

New York, New York
June 21, 2005